American CareSource Announces Second Quarter 2014 Financial Results

DALLAS, Aug. 13, 2014 - American CareSource Holdings (NASDAQ: ANCI), operator of urgent care centers and a leading national network of ancillary healthcare providers, today reported net revenue of $6 million during the second quarter of 2014, as compared with $6.4 million for the same period a year ago.
The net loss for the three months ended June 30, 2014, was $1.3 million, as compared with a loss of $1.5 million during second quarter 2013. Operating expenses were $7.3 million during the second quarter, down from $8 million in the same period a year ago. Adjusted EBITDA for the second quarter of 2014 was a loss of $746,000, compared to an adjusted EBITDA loss of $1 million in the second quarter of 2013.
Urgent Care Centers
During the second quarter, the Company announced its entry into the urgent care center market with the intention of distinguishing itself in the fast-growing market by offering high-quality, patient-centric, affordable care.
The announcement was followed in the quarter by the Company’s first acquisitions in the market: substantially all assets of CorrectMed of Atlanta, Ga., which included urgent care centers in the prominent Atlanta suburbs of Locust Grove and Decatur, Ga.
During the period from date of acquisition, May 8, 2014, through June 30, the two Georgia facilities experienced approximately 4,000 patient visits, which generated revenue of $474,000. Adjusted EBITDA for the period was $71,000, resulting in an adjusted EBITDA margin of 15 percent.

“We were very pleased with the initial performance of the Georgia centers,” said Dr. Richard W. Turner, Chairman of the Board and Chief Executive Officer of the Company. “While the Locust Grove center’s performance was consistent with its strong local reputation and dominant market position, we expect the Decatur center to ultimately share the same market position once transition and integration are complete.”
Acquisition Activity
In addition to the acquisition of the two Georgia centers, in mid-June, the Company announced the acquisition of two long-established centers in Panama City and Panama City Beach, Fla. The transaction is projected to close in late-third quarter. The Company intends to continue pursuing its urgent care center acquisition strategy with similar opportunities in the southeastern United States, and it is currently negotiating to purchase several additional centers. The transactions will be funded by the recently announced $5 million line of credit with a top-tier bank.
Ancillary Network
The Company’s ancillary network business experienced better performance in the second quarter of 2014 as compared with the previous three months, in part because of anomalies related to changes in the healthcare industry. In the first quarter, the Company’s legacy clients were negatively affected by the loss of self-insured employer groups that moved to larger national carriers for broader network opportunities. In addition, they were negatively affected by global healthcare factors brought about by the Affordable Care Act, which resulted in lower participation, delays in the enrollment process and a focus on high-deductible plans. Compared to the first quarter of 2014, revenue increased approximately $500,000, or 10 percent, from $5 million to $5.5 million in the three months ended June 30, 2014. For the quarter ended June 30, 2014, ancillary network revenue decreased $946,000, or 15 percent, from $6.4 million in the same period in 2013.

Despite volume declines from the Company’s legacy clients, revenue continued to be positively affected by contributions from two third-party administrators (“TPAs”) acquired by our largest client, HealthSmart Holdings, Inc. Subsequent to the acquisitions, the Company partnered with HealthSmart to quickly and efficiently implement the TPAs, which contributed aggregate revenue of approximately $1.2 million in second quarter 2014.
The ancillary network business contributed adjusted EBITDA of approximately $224,000 in the second quarter of 2014 as compared with a loss of $108,000 in the same period last year. Operating results were positively affected by improved margins on provider payments, from 24 percent in the second quarter last year to 29 percent in the most recent quarter. In addition, as compared with the second quarter of 2013, fewer investments were made in sales and strategic consulting costs.
Shared Services
Shared Services include the common costs related to both the urgent care and ancillary network lines of business. Shared Services include the executive management team, whose time is allocable to both lines of business. The Company believes that the Shared Services approach is highly scalable because it will lower costs through economies of scale and standardized processes, allowing the lines of business to focus on operations, patients and clients.

During the three months ended June 30, 2014, the costs of Shared Services increased to $1.4 million compared to $1.2 million during the three months ended June 30, 2013, primarily due to transaction costs of $241,000 incurred for acquisition-related activities.
Financial Liquidity
Total cash and cash equivalents as of June 30, 2014, amounted to $3.6 million, as compared with $5.1 million on March 31, 2014, and $6.2 million on Dec. 31, 2013.

Non-GAAP Financial Measures
American CareSource has provided in this press release financial measures that have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and are therefore considered non-GAAP financial measures. This information includes Adjusted EBITDA, which is defined as operating income or loss before interest, income taxes, depreciation and amortization and excludes the impact of non-cash stock-based compensation expense, severance charges, amortization of long-term client agreements, strategic transaction-related costs and other non-cash and non-recurring charges. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating the Company’s ongoing financial performance.
A reconciliation of Adjusted EBITDA to operating income or loss is provided in the tables accompanying this release.
About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company and the operator of a growing chain of urgent care centers. The company offers a comprehensive national network of approximately 4,800 ancillary service providers and approximately 33,000 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary healthcare services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 32 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment. The Company’s ancillary network and management provide a complete outsourced solution for a wide variety of healthcare payors and plan sponsors, including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Any statements that are not historical facts contained in this release, including with respect to the company’s plans, objectives and expectations for future operations, projections of the company’s future operating results or financial condition, and expectations regarding the healthcare industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to attract or maintain patients, clients or providers or achieve our financial results, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement including without limitation to the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including economic downturns and increases in unemployment), the company’s ability to successfully implement our growth strategy for the urgent and primary care business, the company’s ability to identify and acquire target centers, increased competition in the urgent care and primary care market, the company’s ability to recruit and retain qualified physicians and other healthcare professionals, reduction in reimbursement rates from governmental payors, lower than anticipated demand for services, pricing, market acceptance or preference, the company’s ability to integrate with its clients, consolidation in the industry that affect the company’s key clients, changes in the business decisions by significant clients, term expirations of contracts with significant clients, possible termination of relationships with significant clients, increased competition, decisions by service providers in the company’s network to terminate their agreements with the company, the company’s ability to maintain a network of ancillary service providers that is adequate to generate significant claims volume, increased competition in the ancillary network business from major carriers, increased competition from cost containment vendors and solutions, the company’s inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company’s periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise these forward-looking statements.

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Investor Relations Contact:
Matthew D. Thompson, CFO
mthompson@anci-care.com
Phone (972) 308-6830

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net revenues	$5,971	$6,443	$10,979	$14,048
Operating expenses:
Provider payments	3,880	4,912	7,633	10,728
Salaries and wages	1,328	1,067	2,370	2,205
Professional fees	448	365	800	845
Benefits and taxes	369	272	719	531
Ancillary network administrative fees	307	258	527	588
Other	749	869	1,304	1,392
Depreciation and amortization	215	212	393	423
Total operating expenses	7,296	7,955	13,746	16,712

Operating loss	(1,325)	(1,512)	(2,767)	(2,664)

Other (income) expense:
Interest (income) expense	13	(7)	9	(15)
Total other (income) expense	13	(7)	9	(15)

Loss before income taxes	(1,338)	(1,505)	(2,776)	(2,649)
Income tax provision	4	4	1	11
Net loss	$(1,342)	$(1,509)	$(2,777)	$(2,660)

Loss per basic and diluted common share	$(0.21)	$(0.26)	$(0.46)	$(0.47)

Basic and diluted weighted average common shares outstanding	6,395	5,712	6,062	5,711

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net loss	$(1,342)	$(1,509)	$(2,777)	$(2,660)
Income tax provision	4	4	1	11
Depreciation and amortization	215	212	393	423
Other	13	(7)	9	(15)
EBITDA	(1,110)	(1,300)	(2,374)	(2,241)
Non-cash stock-based compensation expense	123	76	197	153
Severance charges	—	216	108	216
Strategic transaction-related costs	241	—	398	—
EBITDA, as adjusted	$(746)	$(1,008)	$(1,671)	$(1,872)

AMERICAN CARE SOURCE HOLDINGS, INC.
RECONCILIATION OF SEGMENT OPRATING RESULTS TO CONSOLIDATED OPERATING RESULTS
(unaudited)
(amounts in thousands)

	Second Quarter
	2014				2013				Change
	Urgent and Primary Care	Ancillary Network	Shared Services	Total	Urgent and Primary Care	Ancillary Network	Shared Services	Total	$	%
Revenue	$474	$5,497	$—	$5,971	$—	$6,443	$—	$6,443	$(472)	(7.3)%
EBITDA	71	199	(1,380)	(1,110)	—	(138)	(1,162)	(1,300)	190	14.6%
EBITDA, as adjusted	71	224	(1,041)	(746)	—	(108)	(900)	(1,008)	262	26.0%

	Six Months
	2014				2013				Change
	Urgent and Primary Care	Ancillary Network	Shared Services	Total	Urgent and Primary Care	Ancillary Network	Shared Services	Total	$	%
Revenue	$474	$10,505	$—	$10,979	$—	$14,048	$—	$14,048	$(3,069)	(21.8)%
EBITDA	71	22	(2,467)	(2,374)	—	(84)	(2,157)	(2,241)	(133)	(5.9)%
EBITDA, as adjusted	71	180	(1,922)	(1,671)	—	(28)	(1,844)	(1,872)	201	10.7%

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,594	$6,207
Accounts receivable, net	2,309	1,977
Prepaid expenses and other current assets	579	357
Deferred income taxes	6	6
Total current assets	6,488	8,547

Property and equipment, net	2,233	1,236

Other assets:
Deferred income taxes	215	215
Other non-current assets	391	391
Intangible assets, net	868	640
Goodwill	1,948	—
TOTAL ASSETS	$12,143	$11,029

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Due to service providers	$1,720	$1,865
Accounts payable and accrued liabilities	1,530	1,056
Notes payable	542	—
Capital lease obligations	32	—
Total current liabilities	3,824	2,921

Long-Term Liabilities:
Notes payable	394	—
Capital lease obligations	397	—
Total long-term liabilities	791	—

Commitments and contingencies

Shareholders' equity:
Common stock	67	57
Additional paid-in capital	25,336	23,149
Accumulated deficit	(17,875)	(15,098)
Total shareholders' equity	7,528	8,108
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,143	$11,029

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
	Six Months Ended June 30,

	2014	2013
Cash flows from operating activities:
Net loss	$(2,777)	$(2,660)
Adjustments to reconcile net loss to net cash used in operations:
Non-cash stock-based compensation expense	197	153
Depreciation and amortization	393	423
Deferred income taxes	—	1
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(111)	(183)
Prepaid expenses and other assets	(192)	(104)
Accounts payable and accrued liabilities	405	272
Due to service providers	(145)	(587)
Net cash used in operating activities	(2,230)	(2,685)

Cash flows from investing activities:
Cost of acquisition	(2,180)	—
Investments in software development costs	(138)	(176)
Additions to property and equipment	(58)	(11)
Net cash used in investing activities	(2,376)	(187)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,000	—
Payments under note payable	(6)	—
Payments under capital lease	(1)	—
Proceeds from exercise of equity incentives	—	5
Net cash provided by financing activities	1,993	5

Net decrease in cash and cash equivalents	(2,613)	(2,867)
Cash and cash equivalents at beginning of period	6,207	10,705

Cash and cash equivalents at end of period	$3,594	$7,838

Supplemental cash flow information:
Cash paid for taxes, net of refunds	$25	$63